Exhibit 10.1

Independent Contractor Agreement

Agreement dated this 1st day of January by and between Forward Industries Inc. including its wholly owned subsidiaries, a New York corporation (the “Company”), with a principal place of business at 700 Veterans Highway, Suite 100, Hauppauge, NY 11788 and Mitchell Maiman residing at 169 Horizon View Drive, Farmingville, NY 11738 (hereinafter referred to as “Contractor”).

1. Engagement

Company hereby agrees to engage Contractor and Contractor agrees to be retained by the Company as an independent contractor.

2. Term

The term of this Agreement shall commence on the execution of this Agreement and continue for a period of one (1) year unless earlier terminated pursuant to the terms herein. Thereafter, if not terminated by either party, same will continue in effect until either party gives the other thirty (30) day notice to terminate the Agreement. Notwithstanding the foregoing, Contractor's engagement is at will and may be terminated at any time by Company, with or without cause, for any reason or no reason at all, upon thirty (30) days prior written notice.

3. Duties and Responsibilities

Contractor shall use his best efforts to perform his duties and responsibilities as a Contractor to the Company. Work assignments for the company shall be performed on a project basis, as needed by the Company, for hourly compensation. Contractor shall be expected to devote an average of 20 hours/week over the contract period devoting appropriate time and attention to the assigned tasks such that they are accurately completed in a timely and efficient manner. The assigned tasks and deliverables are as defined in Addendum A Business Strategy Consultant Responsibilities.

4. Compensation

During the term of this Agreement, the Company shall pay to the Contractor a flat retainer of $12,000 per month invoiced monthly.

In addition, Contractor shall be paid a bonus monthly based on accomplishment of milestones accomplished within each calendar quarter as defined in Addendum B Contractor Bonus Plan.

Contractor shall submit expense reports for reimbursement of the following expenses as approved by the Company:

a.	Monthly Cell Phone costs
b.	Auto mileage ad the corporate reimbursement rate for driving specifically to or from business related meetings.
c.	Travel expenses as needed and specifically approved in advance by the Chief Executive Officer of either Company

5. Non-Disclosure of Information

Contractor shall be required to sign a Company furnished Non-Disclosure Agreement separate from this document.

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6. No Conflict

Contractor warrants and represents that he is not subject to any non-compete covenant in any other contract and that no contractual or other commitment or covenant exists which would prevent Contractor's full performance of his duties and responsibilities under this Agreement. In the event that a conflict does exist, Contractor shall indemnify and reimburse the Company for any expenses and/or liabilities resulting therefrom including, but not limited to, the Company's reasonable attorneys' fees.

7. Return of Documents

Upon termination of his retention with the Company for any reason, the Representative shall forthwith deliver to the Company and return, and shall not retain, any originals or copies of any Confidential Information including, but not limited to, products, samples, displays, books, papers, price lists, customer or client contracts, customer or supplier lists, files, books of account, notes and other documents and data or other writings, tapes or records of the Company maintained by or in the possession of the Representative whether on computer disks or otherwise (all of the same are hereby agreed to be the property of the Company). This provision shall expressly survive the termination of this Agreement.

8. Notices

All notices and other communications permitted, required or provided for under the terms of this Agreement shall be made in writing, and shall be deemed adequately delivered personally or mailed by certified, return receipt requested or via reputable overnight courier with signature required upon receipt, to the Company and/or the Contractor at the addresses written above or such other address that the parties may designate by like notice.

9. Waiver of Breach

The waiver by Company of a breach of any provision of this Agreement by the Contractor shall not operate or be construed as a waiver of any subsequent breach by the Contractor.

10. Entire Agreement

This instrument contains the entire agreement between the parties with respect to the subject matter addressed herein and all prior discussions, understandings, negotiations and agreements, whether oral or in writing, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

11. Benefit and Assignability

This Agreement shall inure to the benefit of and shall be binding upon the Company and the Contractor and their respective heirs, legal or personal Contractors, successors and permitted assigns. The rights and benefits of the Contractor under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer, except to an affiliate of the Company.

12. Governing Law

All questions pertaining to the validity, construction, execution, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts or choice of law provisions thereof. Any action, suit or other proceeding initiated by the Company or the Contractor against the other under or in connection with this Agreement shall be brought exclusively in the State of New York, Suffolk County, and each party hereto consents to the exclusive jurisdiction and exclusive venue of such court.

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13. Illegality

In case any one or more of the provisions of this Agreement should be adjudicated invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

In witness whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Forward Industries, Inc.

By:	/s/ Terry Wise
Terry Wise, President

Date:	November 29, 2021

Contractor:

By:	/s/ Mitchell Maiman
Mitchell Maiman

Date:	November 29, 2021

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Addendum A Business Strategy Consultant Responsibilities

IPS specific responsibilities:

•	Continue to pursue leads for new business from Contractors existing network to the benefit of IPS and/or CloudCare
•	Coordinate the fielding of new inbound leads and campaigns from Sapper (and other lead generation source). Transition this to an IPS employee in 2022 calendar year.
•	Assist in proposal writing/review minimally as needed
•	Meet with new prospects from personal contacts at IPS or in outside network meetings
•	Expand new network relationships to generate inbound new leads (i.e., build relationships for IPS & CloudCare)
•	Write articles to promote IPS (at least 2/year) as requested
•	Assist with recruiting sales talent, if needed

Forward specific responsibilities

•	Serve as the appointed strategy coordinator facilitating across the group product development/innovation liaising between the board and management
•	Report to the Board of Directors on execution of strategic plan
•	Lead group level business growth ideation and innovation within and between the Design Group and OEM and Retail groups within Company
•	Provide quarterly reports to the Board of Directors documenting the activities and results of the strategic activity milestones in Appendix B.
•	Specifically, coordinate inter-group business opportunities:
○	to seek out opportunities through very brief, targeted ideation
○	Chair and lead intra group meetings with the support from the CFO to get inputs to a business case for consideration by corporate CEO (revenue projections, margins, etc. from Retail and/or OEM, costs from the Design group where applicable)
○	With the support of the CFO, follow up on commitments on the cost and revenue side to assess the impact of intergroup activities to opportunity plans
○	Propose to the CEO following liaison with Forward management start/continue/stop decisions related to speculative opportunities
•	Work with Kablooe to scale the business unit within the Design Group
○	Work with Kablooe CEO to understand his business relationships in large med-tech clients
○	Coordinate with Kablooe CEO to extend those relationships from procurement to the design and engineering management constituents
○	Coordinate with between Design Group business units to build out bench strength in Kablooe to execute expanded service offerings that including diverse engineering capabilities not currently within the business unit.
○	Assist with merger and acquisition activity if this becomes of interest (due diligence, coordination with existing groups as relevant)
○	Assist with talent recruitment if needed

As the year progresses, it may be advantageous to add or remove responsibilities. Revision of this addendum shall be subject to mutual approval by the Company and Contractor.

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Addendum B Contractor Bonus Plan

The following are items that qualify Contractor for a Bonus:

Item	Milestone	Deliverable	Target Qty	Bonus Value (each)	Target Total
1	Initiate Retail-Design Group Product Ideation Initiative	MS Word document describing each ideation initiative involving the collaboration between the Retail and Design groups	5	$1300	$6500
2	Initiate OEM-Design Group Product Ideation Initiative	MS Word document describing each ideation initiative involving the collaboration between the OEM and Design groups	3	$1000	$3000
3	Inter-Group Opportunities Submitted for Assessment	An MS Word document describing each opportunity submitted for assessment resulting from Items #1 and #2 above	4	$3000	$12,000
4	Accepted Inter-Group Opportunities for Productization	MS Word document describing each opportunity authorized to progress into a productization activity (detail design and manufacture)	2	$4250	$8500
5	Products Resulting in a Purchase Order	Purchase orders or documented intent to purchase from clients for items that moved into productization.	1	$6000	$6000

	Total Bonus @ Target			$36,000

•	Maximum total bonus for the period of January 1, 2022 through December 31, 2022 shall not exceed $54,000
•	Bonus accrual shall be calculated and paid out at the end of each quarter based on achievement of each item in the table
•	Milestone achievement after December 31, 2022 shall not be eligible for bonus.

Contractor shall submit an invoice at the end of each quarter for accomplishment of each milestone item within the quarter.

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